Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction
Business Process Outsourcing (India) Private Limited	India
Business Process Outsourcing Ltd.	Mauritius
Business Process Outsourcing, LLC	Delaware
Exl Service South Africa (PTY) Ltd.	South Africa
exl Service.com (India) Private Limited	India
Exl Support Services Private Limited	India
ExlService (UK) Limited	United Kingdom
ExlService Australia Pty Ltd.	Australia
ExlService Bulgaria EAD	Bulgaria
ExlService Colombia, S.A.S.	Colombia
ExlService Czech Republic S.R.O.	Czech Republic
ExlService Germany GmbH	Germany
ExlService Mauritius Limited	Mauritius
ExlService Philippines, Inc.	Philippines
ExlService Romania Private Limited S.R.L.	Romania
ExlService SEZ BPO Solutions Private Limited	India
ExlService Switzerland GmbH	Switzerland
ExlService Technology Solutions, LLC*	Delaware
ExlService.com, LLC	Delaware
Inductis (India) Private Limited	India
Inductis (Singapore) PTE Limited	Singapore
Insight Solutions, LLC	Kansas City
JCG New Media, LLC	Pennsylvania
OPI Limited	Mauritius
Outsource Partners International Limited	United Kingdom
Outsource Partners International Private Limited	India
Outsource Partners International SDN BHD	Malaysia
Outsource Partners International, Inc.	Delaware
Overland Holdings, Inc.	Delaware
Overland Solutions, Inc.	Delaware
RPM Data Solutions, LLC	New Jersey
RPM Direct, LLC	New Jersey

*Professional Data Management Again Inc. has been renamed to ExlService Technology Solutions, LLC and converted from a corporation into an LLC effective January 28, 2015
* Trumbull Services, LLC, Landacorp, Inc., and BlueSlate Solutions, LLC merged with and into ExlService Technology Solutions, LLC effective January 31, 2015